Exhibit 99.1

CytoDyn Appoints Robert E. Hoffman as Chief Executive Officer

Dr. Jacob Lalezari to remain with Company in scientific innovation and discovery role

VANCOUVER, Washington, October 19, 2026 -- CytoDyn Inc. (OTCQB: CYDY) ("CytoDyn" or the "Company"), a clinical-stage oncology company advancing leronlimab, a first-in-class humanized monoclonal antibody targeting the CCR5 receptor with therapeutic potential across multiple solid-tumor oncology indications, including colorectal cancer (mCRC) and metastatic triple-negative breast cancer (mTNBC), today announced the appointment of Robert E. Hoffman as Chief Executive Officer, effective October 20, 2026.

Mr. Hoffman takes over in place of Dr. Jacob Lalezari, who had served as Chief Executive Officer since November 2023. Dr. Lalezari will remain with CytoDyn as Head of Research and Translational Sciences, where he will focus on identifying and advancing new opportunities for leronlimab in solid-tumor oncology. The leadership transition comes as CytoDyn prepares for its next phase of clinical development, with a focus on advancing its oncology pipeline, pursuing regulatory milestones and exploring potential strategic partnerships.

“Robert’s expertise is aligned with what’s next for CytoDyn as we look to 2027 as a year of clinical results, regulatory progress, and renewed partnering opportunities,” said Dr. Lalezari. “While our team executes the business plan to build on the very promising results from the CLOVER study, I will focus on identifying new opportunities for possible pursuits in solid-tumor oncology.”

“We are entering a transformational period for the Company, with opportunities to build on the scientific and clinical progress achieved in recent years,” said Mr. Hoffman. “Jay has played an instrumental role in advancing the Company and helping establish a clearer path forward for leronlimab. I am grateful for his leadership and look forward to continuing to work closely with him as we focus on clinical execution, financial discipline and positioning CytoDyn for its next stage of growth.”

The Board of Directors appointed Mr. Hoffman as Chief Executive Officer in consultation with Dr. Lalezari, who supports the transition and intends to continue to support the Company’s scientific efforts. In addition to assuming the CEO role, Mr. Hoffman will continue to serve as the principal accounting officer of the Company.

About Robert E. Hoffman

The Board of Directors appointed Robert E. Hoffman as the Company’s Chief Executive Officer, effective October 20, 2026. Mr. Hoffman first joined CytoDyn on May 15, 2025, originally serving as its Chief Financial Officer. Mr. Hoffman is an industry veteran with decades of financial and leadership experience, having served in a number of biotech executive and board roles. Most recently, he was the President, CEO, interim Chief Financial Officer and Chairperson of the board of directors of Kintara Therapeutics, Inc. Prior to that, he served as Chief Financial Officer and Senior Vice President of Heron Therapeutics, Inc., Chief Financial Officer and Executive Vice President of Innovus Pharmaceuticals, Inc. and Chief Financial Officer of AnaptysBio, Inc. Mr. Hoffman started his career at Arena Pharmaceuticals, Inc., rising through the ranks to Senior Vice President, Finance and Chief Financial Officer. Mr. Hoffman currently serves on the board of directors of TuHURA Biosciences and Fibrobiologics, Inc., and has previously served as a director of several public and private life sciences companies, including Esperion Therapeutics, Inc., ASLAN Pharmaceuticals Limited, Saniona AB, Kura Oncology, Inc., CombiMatrix Corporation, MabVax Therapeutics Holdings, Inc. and Aravive, Inc.

Mr. Hoffman is a former member of the steering committee of the Association of Bioscience Financial Officers. He also formerly served as a director and President of the San Diego Chapter of Financial Executives International and was an advisor to the Financial Accounting Standards Board from 2010 to 2020. Mr. Hoffman holds a B.B.A. from St. Bonaventure University.

About CytoDyn

CytoDyn is a clinical-stage oncology company dedicated to advancing leronlimab, a first-in-class humanized monoclonal antibody that targets the CCR5 receptor, a key regulator of immune function implicated in cancer, infectious diseases, and autoimmune disorders. Guided by a mission to improve patients’ quality of life through therapeutic innovation, CytoDyn is committed to integrity, responsibility, and service as it works to bring transformative treatments to patients worldwide.

For more information, please visit www.cytodyn.com and follow us on LinkedIn.

Note Regarding Forward-Looking Statements

This news release may contain forward-looking statements relating to, among other things, the mechanism of action of leronlimab, clinical trial results, product development, market position, future operating and financial performance, and business strategy. The reader is cautioned not to rely on these statements, which are based on current expectations of future events. For important information about these statements and our Company, including the risks, uncertainties and other factors that could cause actual results to vary materially from the assumptions, expectations and projections expressed in any forward-looking statements, the reader should review our Annual Report on Form 10-K for the fiscal year ended May 31, 2026, including the section captioned “Forward-Looking Statements” and in Item 1A, as well as subsequent reports filed with the Securities and Exchange Commission. CytoDyn Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except as required by applicable law.

Corporate Contact
CytoDyn Inc.
ir@cytodyn.com

Media Contacts
David Schull or Ignacio Guerrero-Ros, Ph.D.
Russo Partners, LLC
CytoDyn@russopartnersllc.com